SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 26, 2018

EQUINIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lagoon Drive, Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
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Item 1.01. Entry into a Material Definitive Agreement
On July 26, 2018, Equinix, Inc. (“Equinix”) entered into a second amendment to the Credit Agreement (as defined below) (the “Amendment”) by and among Equinix, as borrower, a syndicate of financial institutions, as lenders (each a “JPY Term Lender” and, collectively, the “JPY Term Lenders”), MUFG Bank, Ltd., as technical agent (“MUFG”), and Bank of America, N.A., as administrative agent. The Amendment amends that certain credit agreement entered into on December 12, 2017, among Equinix, as borrower, certain subsidiaries of Equinix, as guarantors, a syndicate of financial institutions, as lenders, Bank of America, N.A., as administrative agent, a lender and L/C issuer, and various financial institutions, as joint lead arrangers and book runners (as amended by a first amendment on June 28, 2018, the “Credit Agreement”).

The Credit Agreement provided for a senior unsecured credit facility comprising (i) a 2.0 billion (US dollar equivalent) senior unsecured multi-currency revolving credit facility and (ii) an approximately 1.0 billion (US dollar equivalent) senior unsecured multi-currency term loan facility. The Amendment provided for ¥47,500,000,000 in additional term loans made available by the JPY Term Lenders (the “JPY Term Loans”) under an additional term loan tranche under the Credit Agreement, subject to the satisfaction of customary conditions to borrowing. On July 31, 2018, Equinix borrowed the full ¥47,500,000,000 (or the US dollar equivalent of approximately 425 million at prevailing exchange rates in effect on July 31, 2018) of JPY Term Loans.

The JPY Term Loans must be repaid in equal quarterly installments of 1.25% of the original principal amount of the JPY Term Loans, with the remaining amount outstanding to be repaid in full on December 12, 2022. The JPY Term Loans will bear interest at an index based on LIBOR plus a margin based on either Equinix’s consolidated net lease adjusted leverage ratio or Equinix’s corporate credit rating from S&P Global Ratings (a division of S&P Global, Inc.), and corporate family rating from Moody’s Investors Service, Inc. At the time of borrowing, the applicable margin for the JPY Term Loans was 145 basis points.

A portion of the proceeds of the JPY Term Loans was used (i) to refinance indebtedness outstanding under that certain ¥47,500,000,000 Term Loan Agreement, dated as of September 30, 2016, among Equinix Japan K.K., as borrower, MUFG, as arranger and as agent, and the lenders party thereto (the “Equinix Japan Loan Agreement”), as described further below under Item 1.02 and (ii) to pay fees and expenses incurred in connection with the closing of the Amendment and the borrowing of the JPY Term Loans. The remaining proceeds of the JPY Term Loans shall be used for lawful general corporate purposes.

The foregoing description of the Amendment is only a summary and is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Item 1.02    Termination of a Material Definitive Agreement

On July 31, 2018, using a portion of the proceeds of the JPY Term Loans, Equinix prepaid in full all of the indebtedness outstanding under the Equinix Japan Loan Agreement and terminated the Equinix Japan Loan Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

Please refer to the description of the Amendment disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equinix, Inc.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Dated: July 31, 2018